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                                                             Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                    Nine Months Ended
                                                      September 30,
                                                   1995          1994
                                                 (dollars in thousands)

Earnings:

  Income before provision for income
    taxes                                        $262,431      $276,798
  Interest expense                                378,004       292,882
  Implicit interest in rents                       11,010         9,097

Total earnings                                   $651,445      $578,777

Fixed charges:

  Interest expense                               $378,004      $292,882
  Implicit interest in rents                       11,010         9,097

Total fixed charges                              $389,014      $301,979


Ratio of earnings to fixed charges                   1.67          1.92
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